February 20, 2003

Dear Stockholders and Friends of LifePoint:

I would like to start by first thanking everyone for standing by LifePoint through the challenges and "growing pains" that have faced us over the last nine months. I know that it has been frustrating to all of you, as well as to all of us here at LifePoint, but we believe that we are finished with these recent challenges and we are now ready to make a difference.

During the last few months LifePoint has steadily continued its progress toward becoming a profitable, commercial corporation. Our major focus remains on leveraging our sales and marketing efforts into all target markets, ensuring our ability to expand our manufacturing capabilities, driving down our cost of goods sold, which combined should ultimately lead to profitability. Additionally, we have made progress in developing further drug chemistry reagents so that we can expand our product offering to current customers and subsequently open new additional markets. Since our last letter, the Company has accomplished the following:

  Closed on replacement bridge loan of $1.0 million from a current investor.
  Completed the IMPACT® Test System FDA 510K submissions for the 5 drugs and the instrument. We expect our initial approvals this quarter.
  Successfully completed a field retrofit of all IMPACT Test System instruments.
  Continued improvement of instrument manufacturing capability over the last three months.
  Entered into, or are about to enter into, distribution agreements with additional new distributors bringing the total to sixteen distributors covering twenty-five countries in Europe and the Pacific Rim.
  The IMPACT Test System was chosen for Popular Science Magazine's 15th annual "Best of What's New in 2002" and published in the December issue. Popular Science reviews thousands of new products and innovative technologies for its monthly "What's New" section. Subsequently, IMPACT was voted firstrunner-up in Popular Science Magazine's "Best of What's New" Readers- Choice Poll. IMPACT also received the most votes among the medical technology products that were featured.

Financing

In November 2002, LifePoint entered into an agreement for a $10 million working line of credit with its largest investor. The original agreement was developed because the investor's investment committee agreed with LifePoint that it would be in the best interests of both parties to provide additional funding to LifePoint through a structured debt agreement, rather than through a dilutive equity financing. Although LifePoint received positive feedback from the participants of the required due diligence, we received notification that the investor was exercising its right to not extend the remaining $7.5 million available under the credit facility. As a note, we believe the investor took similar actions last week with at least one additional small cap investment.

Considering the long-term friendly and open communications LifePoint previously had with this investor over many years, we were shocked to receive this letter; especially in light of the positive feedback we had received from the due diligence participants. However, we have managed the situation and are moving forward. LifePoint had already initiated a parallel path search for other sources of financing. We are currently in discussions with several large potential investors for an additional investment in LifePoint. LifePoint has been able to raise capital in the past, when our product development was not completed, our manufacturing capability was not initiated, and an FDA submission had not been made. Today, we have all of these items completed, along with a much stronger intellectual property position. I would like to reiterate, although this is a difficult period, LifePoint has successfully maneuvered through difficult times in the past, and we how have a commercial, viable product that the market wants, only one of many valuable assets of the Company.

We are pleased to announce that LifePoint closed yesterday on a 3% bridge loan for $ 1.0 million from a current investor that should provide LifePoint with the time needed to achieve a long term financing. The loan is due on September 30, 2003, or with the closing of the long term financing, whichever is sooner. Warrants were also issued with an exercise price of $3.00 per share. Additionally, no fees or commissions were paid on this note.

Prior to these recent events, we had already implemented a spending reduction plan. We had reviewed all large capital expenditures and development projects on an individual basis for their return on investment and/or a market requirement or manufacturing capacity need basis. We are fortunate in that we have now produced a significant number of instruments at the sub-assembly level, and will be able to build a significant number of completed instruments without any further investment in inventory.

We also made immediate additional changes to reduce our cash usage as part of the reduced spending plan. The Company has reduced its operating expenses through a reorganization of its operations by reducing its headcount as well as reducing facilities expenses, certain research and development expenses and certain outside consulting and contract costs. The remaining headcount expenses per month have been reduced to under $195 thousand per month, and total cash usage should be less than $300 thousand per month. Even though we have made these reductions, we have been careful to maintain all critical functions, including customer support, and to continue to focus on manufacturing and sales, but new development projects are now on hold pending receipt of additional financing. As soon as we have received the additional financing, we will be able to add some, but not all, additional resources that will again allow for complete operation of the organization, including new product development. If we cannot receive additional funding, we will seek strategic alternatives.

Regulatory / Quality Assurance

The Company has completed 510(k) submissions to the Food and Drug Administration for the IMPACT Test System and the NIDA-5 drugs of abuse and is waiting clearance the submissions prior to selling its product in the US regulated medical markets. The Company recently received a request for clarification on the initial submissions from the FDA. This was a positive response from the FDA. The FDA has not stopped the clock, nor have they asked for additional field data; they have simply asked questions that LifePoint can quickly respond to. Based on this initial response from the FDA, we believe the clearance for the IMPACT Test System and the NIDA-5 drugs of abuse should occur during this quarter.

Sales & Marketing

Sales and marketing is a major focus of LifePoint. Since we had our last conference call in November, a number of events have occurred. Our distributors and/or their customers have been extensively validating and evaluating the performance of the IMPACT test unit over the last six months. During these evaluations, the test system has generally performed well and as expected - this means that the customers are getting similar results to our own FDA data. The data submitted to FDA show 90 to 99% correlation to the gold standard GC/MS for the drugs with the exception of THC, which has slightly lower sensitivity, but is still significantly better at much lower levels of detection than any other on-site product. However, as we have previously reported, there have been some delays in customer evaluations and validations. These delays have been caused by LifePoint initiating additional new product enhancements in response to customer feedback.

Shipments of product that LifePoint would normally have considered sales were about the same for this quarter as they were last quarter - in effect, sales shipments were flat. However, delays due to product modifications have cause the extension of ongoing evaluations with some of our distributors and customers, and have resulted in delays in payment from some customers to LifePoint. As a result of this situation, for this quarter, the Company is only classifying sales for which we have both shipped product and received payment as sales revenues. Because there was one credit greater than the cash received for product shipped during the quarter, there is net negative revenue recorded for the quarter. The majority of product shipped during the quarter, are recorded in inventory as finished goods on consignment. These product shipments worth $146,000 will be recognized as revenue upon completion of the customer evaluations and payment by the customer. Additionally, the products shipped for sales evaluation, only represent a portion of the instrument shipments made during the quarter. In addition to the instruments shipped for sale, we manufactured and shipped no charge instruments for short-term field evaluations and marketing pilots in the US. In addition, our saliva test modules (or STMs) and Quality Check were also supplied at no cost for these same uses.

We continue to focus on our international effort since the market demand continues to be very strong. In the last several months, we have entered into, or are about to enter into, distribution agreements with new distributors bringing the total to sixteen distributors covering twenty-five countries in Europe and the Pacific Rim. Some of international evaluations are in the process of being repeated with the previously discussed revisions for improved sample collection. Others have not been completed, as of yet, so we still do not have any initial assessments from our international customers. Keep in mind that the IMPACT Test System brings a new paradigm to the market, and the evaluations will take some time.

However, it still remains clear that there is a demand for the LifePoint product; in addition to product shipments to international distributors representing approximately a quarter of a million dollars in sales and consigned product during the last two quarters, the international market alone still has a remaining sales backlog of $300,000 with additional commitments of over $3.6 million for the next twelve months. Beyond these commitments, the potential sales volume is significant; our German distributor has discussed a potential of 2,000 instrument placements, and our distributor in Italy has discussed the potential placement of over 500 instruments over the next couple of years. Let me rephrase this, the potential from our German and Italian distributors alone represents a $2.5 million disposable monthly revenue stream.

In the United States, late this past quarter we finally initiated some of the previously pending US law enforcement evaluations, but we still have a significant number of law enforcement agencies waiting for instruments to begin their sales evaluations. As long as we receive funding, we expect to provide instruments by the end of this quarter to these remaining organizations so they can initiate sales trials. It still remains too early to determine how long the entire sales process in the domestic law enforcement sector will take; our early experience shows that an initial trial with a police department can quickly spread to include the probation and parole, corrections and even drug courts in the same jurisdiction. All of this interest from all sectors in criminal justice continues to validate a significant market interest and demand for the IMPACT Test System.

LifePoint has completed our product launches into the first two targeted markets. Once we have caught up with our instrument backlog in the US law enforcement and international markets, we will then be able to focus on the next two target markets - the US industrial market and the US medical markets. We have started some additional pilots in the industrial market and expect to begin to ramp up the launch into this market as soon as we are able, now dependent on our funding. The good news is that the early indications from this market are that the sales cycle is much shorter than in law enforcement. Also, keep in mind that the industrial market is very large, and represents the same size opportunity as law enforcement on a worldwide basis.

Manufacturing

Continuing to expand our manufacturing capabilities and production capacity remains a critical focus for LifePoint during the next year in light of the large potential for follow-on sales in international. We have been proactively building the sub-assemblies needed for final instrument assembly so that we can quickly scale-up as needed. Many of the parts used in the sub-assemblies have fairly long lead times.

LifePoint had the capability to produce as many drug STMs as our current customers need. We have been routinely producing STMs for well over one year and our scrap rate, which shows manufacturing efficiency, is less than 5%. We have been effectively manufacturing drug STMs for over a year, and we have completed some cost reduction design changes, and continue to aggressively pursue additional areas of cost reductions, including negotiations for materials from selected vendors, multi-cavity molds and implementation of selected automation to reduce labor costs during the next few months. These efforts should help us increase gross profit margins for the disposable STMs.

With respect to the instrument, we currently have the capability to produce 1.5 - 2 instruments per day. With the current reduced staffing level, this number is temporarily lower, but would be increased with the attainment of funding. Our goal remains to double the number of units produced prior to transfer of the instrument to the OEM vendor, which is an experience instrument manufacturer with much larger production capacity.

There have been some questions regarding our current experience with instrument durability in the field. For the instruments shipped during the last 2 months, excluding software problems are fixed by our software update, we have experienced less than a 10% rate in instrument hardware problems, usually shipment induced. We currently have over 50 instruments in the field.

We continue to aggressively pursue additional areas of cost reductions, including negotiations for materials from selected vendors, selection of alternative vendors and assembly process improvements to reduce labor costs. During the next few months, it is our goal to get the cost of goods sold on the instrument to the level we desire prior to the transfer of the initial instrument assembly to our selected instrument manufacturer. We anticipate that these enhancements will be made without interrupting delivery to end customers or without a significant negative impact on our current inventory levels.

We have brought on-line and are in the process of validating an automated Manufacturing Resource Planning System that is expected to be fully implemented and validated by March 31. This software should significantly reduce our working capital requirements, by improving our ordering patterns of raw materials and parts so that we ensure our ability to meet market demand without incurring excess inventory. It will also give us more immediate and better visibility to the status of materials, work-in-progress, and final product inventory on a daily basis.

Product Support

During this past quarter, we have identified one area where product performance has not met LifePoint's expectation, but which have now been resolved. In some field studies and customer evaluations, some donors tested were unable to produce an adequate amount of saliva. This resulted in a variety of problems including the added expense and inconvenience of having to re-run the test with another saliva test module. This condition was not seen during field studies since those donors, even though they were drug users, were willing and cooperated in the saliva collection process. Upon review of the data, a number of product revisions were identified to resolve this issue. The software revisions and the design improvements have been implemented on the instruments we are currently shipping. The software revisions have been installed on units in the field. Additional saliva test module improvements are being tested and will soon be added to all products shipped. Additionally, an enhancement to the sensor will be integrated into the instruments during this quarter.

Because of these additional new revisions to the product for enhanced customer satisfaction we have chosen to limit the number of instruments in the field. With these final modifications in place we expect to see customer evaluations coming to successful completion and follow-on orders of multiple units within the next three to six months.

In spite of the current difficult situation, the management team remains confident that the Company's activities will culminate in long-term added value for the stockholders. We have obtained the needed short term financing, and expect to be able to close on the needed long-term financing in a timely manner. The early potential customer response has been validated by our sales backlog, demonstrating that there is a definite need and desire in these markets for a quick, easy-to-use, reliable, non-invasive, "under-the-influence" test for drugs and alcohol. We have made significant progress in our ability to manufacture the product, and have an OEM vendor selected that helps assure our ability to ramp up quickly as needed. Management will continue to focus on successfully executing our business plan. We remain very positive about the prospects, progress and future of LifePoint.

On a personal note, having been involved in this industry for over 30 years, although I hate to admit it, I firmly believe more than ever that this product presents one of the most compelling sales opportunities I have ever been involved in. I am committed to doing everything possible to make this happen.

Please visit our website at www.LifePointInc.com to review the latest information. We thank you for your continuing support and confidence in LifePoint.

Sincerely,

Linda H. Masterson

Chairman of the Board, CEO and President